Exhibit 99.2

news release

Encana reports fourth quarter and full-year 2018 financial and operating results

Sustainable model delivered free cash flow, strong growth in proved reserves and high-margin liquids

Fourth quarter and full-year 2018 highlights:

•	Fourth quarter total production of 403,400 barrels of oil equivalent per day (BOE/d)

•	Fourth quarter liquids production grew more than 25 percent year-over-year, to 192,700 barrels per day (bbls/d)

•	Full-year total production of 361,200 BOE/d

•	Full-year liquids production up 30 percent year-over-year to 168,100 bbls/d

•	Generated full-year cash from operating activities of $2.3 billion; non-GAAP cash flow margin of $16.05 per barrels of oil equivalent (BOE); non-GAAP free cash flow for the year of $140 million

•	Returned more than $300 million to shareholders through share buybacks and dividends

•	Canadian protocol proved plus probable reserves after royalties (2P) grew 64 percent year-over-year to 3.1 billion BOE, of which 54 percent was liquids

•	SEC proved reserves grew 53 percent year-over-year to 1.2 billion BOE (52 percent liquids)

CALGARY, Feb. 28, 2019 — Encana (NYSE, TSX: ECA) announced its fourth quarter and full-year 2018 financial and operating results. In addition, the Company’s 2019 full-year proforma outlook was issued in a separate release today and a conference call with analysts and investors is scheduled for 7 a.m. MT (9 a.m. ET). Please see dial-in details within this news release. For more detailed information on the Company’s assets, please refer to the 2019 Guidance and 2018 Results presentation and asset overviews at https://www.encana.com/investors/.

“Encana delivered in 2018, posting another strong year of performance,” said Doug Suttles, Encana President & CEO. “Our results demonstrate the strength of our portfolio and the ability of our people to continually innovate to drive industry leading performance in all areas where we operate. Our business model is sustainable and capable of generating a unique combination of profitable liquids growth and free cash flow that can be returned to shareholders in today’s commodity price environment.”

Financial summary

Please refer to Note 1 Non-GAAP measures and the tables in this release for reconciliation to comparable GAAP financial measures.

Fourth quarter and full-year 2018 summary

For the fourth quarter 2018, Encana reported net earnings of $1.03 billion, or $1.08 per share. Non-GAAP operating earnings for the fourth quarter were $305 million, or $0.32 per share. Cash from operating activities for the fourth quarter was $559 million. Non-GAAP cash flow was $540 million, an increase of more than 20 percent when compared to fourth quarter of 2017.

For the full-year 2018, the Company reported net earnings of $1.07 billion, or $1.11 per share. Non-GAAP operating earnings for 2018 were $822 million, or $0.86 per share. Cash from operating activities for the full-year 2018 was $2.3 billion. Non-GAAP cash flow was $2.1 billion.

At year-end, Encana had more than $5 billion of total liquidity including approximately $1.1 billion in cash and cash equivalents on hand and $4 billion available credit on the Company’s undrawn credit facilities.

Production summary and asset highlights

Total company production in the fourth quarter of 2018 was 403,400 BOE/d, up 20 percent year-over-year. Fourth quarter liquids production grew more than 25 percent year-over-year, to 192,700 bbls/d. For the full-year, Encana’s production averaged 361,200 BOE/d, of which 168,100 bbls/d was liquids.

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On February 13, 2019, Encana closed its acquisition of Newfield Exploration Company. Newfield’s average production during the fourth quarter of 2018 was more than 200,000 BOE/d, including liquids production in excess of 125,000 bbls/d. Newfield’s full-year production averaged nearly 195,000 BOE/d (62 percent liquids).

On a proforma basis, combined full-year 2018 production averaged more than 555,000 BOE/d, including liquids production of approximately 290,000 bbls/d.

With the addition of the Anadarko Basin, Encana has formed a prolific Core 3 with leading positions in top unconventional plays in North America. Core 3 proforma fourth quarter production averaged approximately 465,000 BOE/d (49 percent liquids) and full-year proforma production comprised 75 percent of total production, averaging 418,000 BOE/d (48 percent liquids). Highlights on each of the Core 3 are below:

Permian

Fourth quarter production averaged 98,500 BOE/d (85 percent liquids). Production in the quarter was negatively impacted by approximately 3,000 BOE/d related to short-term, third-party outages. For the full year 2018, production increased 19 percent over 2018. The Company has now drilled and completed more than 500 net wells and nearly tripled production since entering the region in late 2014. Encana, a pioneer in cube development, has a demonstrated track record of strong operational performance and has lowered drilling and completion costs by approximately 20 percent over this time period.

Montney

Fourth quarter production averaged 220,000 BOE/d (25 percent liquids) and was negatively impacted by 2,000 bbls/d of liquids and 50 million cubic feet per day (MMcf/d) of natural gas related primarily to temporary third-party issues. For the year, liquids production grew 116 percent to 41,700 bbls/d. Encana’s average well cost in 2018 was $4.3 million (a nearly 30 percent reduction in drilling and completion costs since 2015, normalized for lateral length). 39 net wells were turned to sales during the fourth quarter and have averaged more than 500 bbls/d for the first 90 days of production.

Anadarko

For the fourth quarter, production averaged more than 146,000 BOE/d (60 percent liquids). Full-year production increased 35 percent year-over-year to nearly 135,000 BOE/d (60 percent liquids). Encana has rapidly integrated operations and expects to lower completed well costs by at least $1 million per well.

Encana year-end reserves

NI 51-101 (Canadian Protocol) 2P reserves grew 64 percent year-over-year to 3.1 billion BOE (54 percent liquids), replacing approximately 1,063 percent of full-year production, excluding dispositions. SEC (U.S. protocol) proved reserves grew 53 percent year-over-year to 1.2 billion BOE (52 percent liquids), replacing approximately 437 percent of full-year production, excluding dispositions. Proforma 2P reserves at year-end 2018 were 4.4 billion BOE (56 percent liquids) and proforma SEC reserves at year-end 2018 were 2.0 billion BOE (55 percent liquids).

For more detailed information on the Company’s assets, please refer to the 2019 Guidance and 2018 Results Presentation and Corporate Presentation at https://www.encana.com/investors/

Dividend declared

Demonstrating its commitment to return capital to shareholders, Encana has increased its dividend by 25 percent. On February 27, 2019, the Board declared a dividend of $0.01875 per share payable on March 29, 2019 to common shareholders of record as of March 15, 2019.

Encana has suspended, effective immediately, its dividend reinvestment plan (DRIP) until further notice. As a result, shareholders only receive dividends in cash effective with the dividend currently scheduled to be paid on March 29, 2019, to shareholders of record on March 15, 2019. If Encana elects to reinstate the DRIP in the future, the shareholders that were enrolled in the DRIP at suspension and remained enrolled at reinstatement will automatically resume participation in the DRIP.

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Fourth Quarter and Year-End Highlights

Non-GAAP Cash Flow Reconciliation
(for the period ended December 31) ($ millions, except per BOE amounts)	Q4 2018	Q4 2017	2018	2017
Cash from (used in) operating activities	559	369	2,300	1,050
Deduct (add back):
Net change in other assets and liabilities	(27)	(13)	(60)	(40)
Net change in non-cash working capital	46	(62)	245	(253)

Non-GAAP cash flow[1]	540	444	2,115	1,343

Non-GAAP cash flow margin[1]	14.56	14.40	16.05	11.75

Non-GAAP Free Cash Flow Reconciliation
Non-GAAP cash flow[1]	540	444	2,115	1,343
Less: capital expenditures	(349)	(509)	(1,975)	(1,796)
Non-GAAP free cash flow[1]	191	(65)	140	(453)

Non-GAAP Operating Earnings Reconciliation
Net earnings (loss)	1,030	(229)	1,069	827
Before-tax (addition) deduction:
Unrealized gain (loss) on risk management	941	46	519	442
Non-operating foreign exchange gain (loss)	(76)	(19)	(184)	281
Gain (loss) on divestitures	1	(1)	5	404

	866	26	340	1,127
Income tax	(141)	(369)	(93)	(722)

After-tax (addition) deduction	725	(343)	247	405

Non-GAAP operating earnings (loss)[1]	305	114	822	422

[1]	Non-GAAP cash flow, non-GAAP cash flow margin, non-GAAP operating earnings, and non-GAAP free cash flow are non-GAAPmeasures as defined in Note 1.

Production Summary
(for the period ended December 31) (average)	Q4 2018	Q4 2017	percent Δ	2018	2017	percent Δ
Oil (Mbbls/d)	96.5	85.0	14	89.9	76.3	18
NGLs – Plant Condensate (Mbbls/d)	50.9	33.7	51	39.0	26.3	48
NGLs – Other (Mbbls/d)	45.3	33.9	34	39.2	26.5	48

Oil and NGLs Total (Mbbls/d)	192.7	152.6	26	168.1	129.1	30

Natural gas (MMcf/d)	1,265	1,096	15	1,158	1,104	5

Total production (MBOE/d)	403.4	335.2	20	361.2	313.2	15

	Q4 2018	Q4 2017	2018	2017
Liquids ($/bbl)
WTI	58.81	55.40	64.77	50.95

Encana realized liquids prices[1]
Oil	56.54	52.94	56.84	49.76

NGLs – Plant Condensate	41.98	52.65	49.56	48.92

NGLs – Other	24.63	24.29	24.93	20.63

Natural gas
NYMEX ($/MMBtu)	3.64	2.93	3.09	3.11

Encana realized natural gas price[1] ($/Mcf)	2.64	2.34	2.76	2.42

[1]	Prices include the impact of realized gain (loss) on risk management.

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Year-End 2018 Reserves Estimates (Excluding Newfield Acquisition)

2018 Reserves Estimates – Canadian Protocols (Net, After Royalties)[1]
Using forecast prices and costs; simplified table (MMBOE)	1P Proved	2P Proved + Probable	3P Proved + Probable + Possible
Canadian Operations	653	1,528	1,809

USA Operations	576	1,595	1,741

Total as of December 31, 2018	1,229	3,123	3,550

2018 Proved Reserves Estimates – Canadian Protocols (Net, After Royalties)[1]
Using forecast prices and costs; simplified table	Oil & NGLs (MMbbls)	Natural Gas (Bcf)	Total (MMBOE)
December 31, 2017	386.7	2,848	861.5
Revisions and economic factors	126.1	710	244.4
Extensions, improved recovery and discoveries	169.2	445	243.4
Acquisitions	29.0	39	35.5
Dispositions	(17.1)	(41)	(24.0)
Production	(61.4)	(423)	(131.9)

December 31, 2018	632.6	3,578	1,228.9

2018 Proved Reserves Estimates – U.S. Protocols (Net, After Royalties)[1]
Using constant prices and costs; simplified table	Oil & NGLs (MMbbls)	Natural Gas (Bcf)	Total (MMBOE)
December 31, 2017	375.0	2,519	794.9
Revisions and improved recovery	16.5	285	64.1
Extensions and discoveries	289.8	1,118	476.2
Purchase of reserves in place	29.0	39	35.5
Sale of reserves in place	(16.5)	(40)	(23.1)
Production	(61.3)	(423)	(131.9)

December 31, 2018	632.6	3,499	1,215.7

[1]	Numbers may not add due to rounding.

Differences between estimates under Canadian and U.S. protocols primarily represent the use of forecast prices in the estimation of reserves under Canadian standards, while U.S. standards require the use of 12-month average historical prices which are held constant. For information on reserves reporting, see Note 2.

Conference call information

A conference call and webcast to discuss the 2018 fourth quarter and year-end results and the 2019 Outlook will be held for the investment community today at 7 a.m. MT (9 a.m. ET). To participate, please dial 888-231-8191 (toll-free in North America) or 647-427-7450 (international) approximately 10 minutes prior to the conference call. The live audio webcast of the conference call, including slides, will also be available on Encana’s website, www.encana.com, under Investors/Presentations & Events. The webcasts will be archived for approximately 90 days.

Encana Corporation

Encana Corporation (“Encana”) is a leading North American energy producer that is focused on developing its strong portfolio of resource plays, held directly and indirectly through its subsidiaries, producing oil, natural gas liquids (NGLs) and natural gas. By partnering with employees, community organizations and other businesses, Encana contributes to the strength and sustainability of the communities where it operates. Encana common shares trade on the Toronto and New York stock exchanges under the symbol ECA.

Important information

Encana reports in U.S. dollars unless otherwise noted. Production, sales and reserves estimates are reported on an after-royalties basis, unless otherwise noted. The term liquids is used to represent oil, NGLs and condensate. The term liquids-rich is used to represent natural gas streams with associated liquids volumes. Unless otherwise specified or the context otherwise requires, references to Encana or to the company includes reference to subsidiaries of and partnership interests held by Encana Corporation and its subsidiaries.

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NOTE 1: Non-GAAP measures

Certain measures in this news release do not have any standardized meaning as prescribed by U.S. GAAP and, therefore, are considered non-GAAP measures. These measures may not be comparable to similar measures presented by other companies and should not be viewed as a substitute for measures reported under U.S. GAAP. For additional information regarding non-GAAP measures, see the Company’s website. This news release contains references to non-GAAP measures as follows:

•

Non-GAAP Cash Flow is a non-GAAP measure defined as cash from (used in) operating activities excluding net change in other assets and liabilities, net change in non-cash working capital and current tax on sale of assets. Non-GAAP Cash Flow Margin is a non-GAAP measure defined as Non-GAAP Cash Flow per BOE of production. Non-GAAP Free Cash Flow is a non-GAAP measure defined as Non-GAAP Cash Flow in excess of capital investment, excluding net acquisitions and divestitures.

•

Non-GAAP Operating Earnings (Loss) is a non-GAAP measure defined as net earnings (loss) excluding non-recurring or non-cash items that management believes reduces the comparability of the company’s financial performance between periods. These items may include, but are not limited to, unrealized gains/losses on risk management, impairments, restructuring charges, non-operating foreign exchange gains/losses, gains/losses on divestitures and gains on debt retirement. Income taxes may include valuation allowances and the provision related to the pre-tax items listed, as well as income taxes related to divestitures and U.S. tax reform, and adjustments to normalize the effect of income taxes calculated using the estimated annual effective income tax rate.

NOTE 2: Information on reserves reporting – Detailed Canadian protocol disclosure will be contained in Encana’s Form 51-101F1 for the year ended December 31, 2018 (“Form 51-101F1”) and detailed U.S. protocol disclosure will be contained in Encana’s Annual Report on Form 10-K for the year ended December 31, 2018 (“Annual Report on Form 10-K”), each of which Encana anticipates filing with applicable securities regulatory authorities on or about February 28, 2019. A description of the primary differences between the disclosure requirements under Canadian standards and under U.S. standards will be set forth under the heading “Note Regarding Additional Reserves Information” in the Form 51-101F1.

ADVISORY REGARDING OIL AND GAS INFORMATION - All estimates in this news release are effective as of December 31, 2018, prepared by qualified reserves evaluators in accordance with procedures and standards contained in the Canadian Oil and Gas Evaluation (“COGE”) Handbook, National Instrument 51-101 (NI 51-101) and SEC regulations, as applicable. On August 14, 2017, Encana was granted an exemption by the Canadian Securities Administrators from the requirements under NI 51-101 that each qualified reserves evaluator or qualified reserves auditor appointed under section 3.2 of NI 51-101 and who execute the report under Item 2 of Section 2 of NI 51-101 be independent of Encana. Detailed Canadian and U.S. protocol disclosure will be contained in the Form 51-101F1 and Annual Report on Form 10-K, respectively, as described in Note 2. Additional detail regarding Encana’s economic contingent resources disclosure will be available in the Supplemental Disclosure Document filed concurrently with the Form 51-101F1. Information on the forecast prices and costs used in preparing the Canadian protocol estimates will be contained in the Form 51-101F1. For additional information relating to risks associated with the estimates of reserves and resources, see “Item 1A. Risk Factors” of the Annual Report on Form 10-K.

Reserves are the estimated remaining quantities of oil and natural gas and related substances anticipated to be recoverable from known accumulations, from a given date forward, based on analysis of drilling, geological, geophysical and engineering data, the use of established technology, and specified economic conditions, which are generally accepted as being reasonable. Proved reserves are those reserves which can be estimated with a high degree of certainty to be recoverable. It is likely that the actual remaining quantities recovered will exceed the estimated proved reserves. Probable reserves are those additional reserves that are less certain to be recovered than proved reserves. It is equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated proved plus probable reserves. The conversion of natural gas volumes to barrels of oil equivalent (BOE) is on the basis of six thousand cubic feet to one barrel. BOE is based on a generic energy equivalency conversion method primarily applicable at the burner tip and does not represent economic value equivalency at the wellhead. Readers are cautioned that BOE may be misleading, particularly if used in isolation.

ADVISORY REGARDING FORWARD-LOOKING STATEMENTS – This news release contains certain forward-looking statements or information (collectively, “FLS”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. FLS include: Encana’s leading position and the quality of the plays in North America; success of and benefits from innovation, including cube development approach; performance relative to type curves; expectation to integrate operations and lower well costs, including timing thereof; expected well productivity, efficiencies, product types and growth, including impact of commodity prices; anticipated hedging and outcomes of risk management program, including amount of hedged production; anticipated dividends; and suspension of DRIP. Readers are cautioned against unduly relying on FLS which, by their nature, involve numerous assumptions, risks and uncertainties that may cause such statements not to occur, or results to differ materially from those expressed or implied. These assumptions include: future commodity prices and differentials; assumptions contained in the Company’s corporate guidance; data contained in key modeling statistics; availability of attractive hedges and enforceability of risk management program; access to transportation and processing facilities; and expectations and projections made in light of, and generally consistent with, Encana’s historical experience and its perception of historical trends. Risks and uncertainties that may affect these outcomes include: ability to generate sufficient cash flow to meet obligations; commodity price volatility; ability to secure adequate transportation and potential pipeline curtailments; variability and discretion of Encana’s board of directors to declare and pay dividends, if any; timing and costs of well, facilities and pipeline construction; business interruption, property and casualty losses or unexpected technical

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difficulties; counterparty and credit risk; impact of changes in credit rating and access to sources of liquidity; fluctuations in currency and interest rates; risks inherent in Encana’s corporate guidance; failure to achieve cost and efficiency initiatives; risks inherent in marketing operations; risks associated with technology; changes in or interpretation of royalty, tax, environmental, greenhouse gas, carbon, accounting and other laws or regulations; risks associated with existing and potential lawsuits and regulatory actions made against Encana; impact of disputes arising with its partners, including suspension of certain obligations and inability to dispose of assets or interests in certain arrangements; Encana’s ability to acquire or find additional reserves; imprecision of reserves estimates and estimates of recoverable quantities of liquids and natural gas; risks associated with past and future acquisitions or divestitures of certain assets or other transactions or receipt of amounts contemplated under the transaction agreements (such transactions may include third-party capital investments, farm-outs or partnerships, which Encana may refer to from time to time as “partnerships” or “joint ventures” and the funds received in respect thereof which Encana may refer to from time to time as “proceeds”, “deferred purchase price” and/or “carry capital”, regardless of the legal form) as a result of various conditions not being met; and other risks and uncertainties impacting Encana’s business, as described in its most recent Annual Report on Form 10-K and as described from time to time in Encana’s other periodic filings as filed on SEDAR and EDGAR.

Although Encana believes the expectations represented by such FLS are reasonable, there can be no assurance that such expectations will prove to be correct. Readers are cautioned that the assumptions, risks and uncertainties referenced above are not exhaustive. FLS are made as of the date of this news release and, except as required by law, Encana undertakes no obligation to update publicly or revise any FLS. FLS contained in this news release are expressly qualified by these cautionary statements.

Further information on Encana Corporation is available on the company’s website, www.encana.com, or by contacting:

Investor contact: (281) 210-5110 (403) 645-3550	Media contact: (281) 210-5253

SOURCE: Encana Corporation

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